UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Rule 14a-101

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [   ]
Check the appropriate box:
[   ] Preliminary Proxy Statement
[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e) (2))
[X] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Under §240.14a -12

YOU ON DEMAND HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i) (4) and 0-11.

1)	Title of each class of securities to which transaction applies:
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[   ] Fee paid previously with preliminary materials.

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YOU ON DEMAND HOLDINGS, INC.

May 17, 2016

Dear Shareholder:

     You are invited to attend YOU On Demand Holdings, Inc.’s (the “Company”) Annual Meeting of Shareholders on June 27, 2016, at 9:30 AM, local time (PRC Time), at Grand Millennium Beijing, 7 Dong San Huan Middle Road, Chaoyang District, Beijing 100020, China. Registration will begin at 9:00 AM, local time (PRC Time).

     Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Shareholders and Proxy Statement.

     We recognize that many shareholders may not be able to attend the Annual Meeting in person. In accordance with rules adopted by the U.S. Securities and Exchange Commission, we are mailing to our shareholders a Notice of Internet Availability of Proxy Materials which contains instructions on how shareholders can access the proxy materials over the Internet and vote electronically or by phone. The Notice of Internet Availability of Proxy Materials also contains instructions describing how shareholders can request a paper copy of our proxy materials, including the Proxy Statement, the 2015 Annual Report and a form of proxy card.

     Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by using one of the voting options available to you as described in the Notice of Internet Availability of Proxy Materials and in our Proxy Statement. If you change your mind about your proxy at the meeting, you can withdraw your proxy and vote in person.

Very truly yours,

/s/ Bruno Wu
Bruno Wu
Chairman

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YOU ON DEMAND HOLDINGS, INC.

_____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 27, 2016

May 17, 2016

TO THE SHAREHOLDERS OF YOU ON DEMAND HOLDINGS, INC.:

     You are cordially invited to attend the Annual Meeting of Shareholders of YOU On Demand Holdings, Inc., a Nevada corporation (the “Company”), to be held on June 27, 2016, at 9.30 AM, local time (PRC Time), at Grand Millennium Beijing, 7 Dong San Huan Middle Road, Chaoyang District, Beijing 100020, China. At this Annual Meeting, we are asking shareholders to:

     1.      Elect the eight directors named in the attached Proxy Statement to serve for a one-year term to expire at the 2017 Annual Meeting of Shareholders or until their respective successors are duly elected and qualified, as follows:

     a.        Seven directors, including Bruno Wu, Shane McMahon, Mingcheng Tao, James Cassano, Jerry Fan, Jin Shi and Polly Wang to be elected by the holders of the Company’s common stock, Series A preferred stock and Series E preferred stock, voting together as a single class; and

     b.        One director, Xuesong Song, to be elected by the holders of the Company’s Series E preferred stock, voting as a separate class;

     2.      Approve of the issuance of (i) up to 1,818,182 shares of our common stock, at an exercise price of $2.75 per share under 2-year warrant held by Beijing Sun Seven Stars Culture Development Limited, a PRC company (“SSS”), (ii) 9,208,860 shares of our common stock issuable upon the conversion of a promissory note held by SSS, and (iii) up to 15,000,000 shares of our common stock (5,000,000 shares of our common stock for each of 2016, 2017 and 2018), with the exact amount based on an earn-out provision under the terms of a Share Purchase Agreement with Tianjin Enternet Network Technology Limited, a PRC company (“Tianjin”), an affiliate of SSS, to the extent such issuances would result in (i) SSS and its affiliates acquiring an aggregate number of shares of our common stock equal to or exceeding 20% of the outstanding shares of our common stock and (ii) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding;

     3.      Ratify the appointment of KPMG Huazhen LLP as the independent registered accounting firm of the Company for the fiscal year ending December 31, 2016; and

     4.      Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     For our Annual Meeting, we have elected to use the internet as the primary means of providing our proxy materials to shareholders. Consequently, some shareholders may not receive paper copies of our proxy materials. We intend to send shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials and for voting via the internet, or by phone. The Notice of Internet Availability of Proxy Materials will also provide the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free number, an e-mail address and a website where shareholders can request a paper or e-mail copy of our Proxy Statement and form of proxy card and our 2015 Annual Report on Form 10-K; information on how to access their proxy card; and information on how to attend the meeting and vote in person.

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     Whether or not you plan to attend the Annual Meeting, you are urged to vote by proxy in accordance with the instructions included in the Notice of Internet Availability of Proxy Materials. Any shareholder attending the Annual Meeting may vote in person even if he or she has voted by proxy.

BY ORDER OF THE BOARD OF
DIRECTORS

/s/ Bruno Wu
Bruno Wu
Chairman

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL
FOR THE ANNUAL MEETING TO BE HELD ON JUNE 27, 2016

The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report are available on the internet at:
www.proxyvote.com

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YOU ON DEMAND HOLDINGS, INC.

375 Greenwich Street, Suite 516,
New York, New York 10013

PROXY STATEMENT

2016 ANNUAL MEETING OF SHAREHOLDERS

     The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of YOU On Demand Holdings, Inc., a Nevada corporation (“we,” “us,” the “Company” or “YOU On Demand”), for use at the Annual Meeting of Shareholders to be held on June 27, 2016, at 9:30 AM, local time (PRC Time), at Grand Millennium Beijing, 7 Dong San Huan Middle Road, Chaoyang District, Beijing 100020, China, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders (the “Annual Meeting”). Our telephone number at our principal executive offices is (212) 206-1216.

     We intend to mail a Notice of Internet Availability of Proxy Materials (sometimes referred to as the “Notice”) and to make this proxy statement and YOU On Demand’s Annual Report for the year ending December 31, 2015, available to our shareholders of record entitled to vote at the Annual Meeting on or about May 18, 2016.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date and Share Ownership

     Shareholders of record at the close of business on May 6, 2016, which date is referred to herein as the record date, are entitled to notice of and to vote at the Annual Meeting. As of the record date: 28,861,344 shares of our common stock, par value $0.001 per share (“Common Stock”) were issued and outstanding and held of record by approximately 329 shareholders of record, with each of those shares being entitled to one (1) vote; 7,000,000 shares of our Series A preferred stock, par value $0.001 per share (“Series A Preferred Stock”) were issued and outstanding and held of record by 1 shareholder of record, with the holders thereof being entitled to ten (10) votes for each share of Common Stock that is issuable upon conversion of a share of Series A Preferred Stock; and 7,254,999 shares of our Series E preferred stock, par value $0.001 per share (“Series E Preferred Stock”) were issued and outstanding and held of record by approximately 9 shareholders of record, with the holders thereof being entitled to the number of votes equal to the lesser of (i) the number of whole shares of Common Stock into which such shares of Series E Preferred Stock are convertible at May 6, 2016, the record date, and (ii) the number of whole shares of Common Stock issuable based on the conversion price of $3.03, the closing trading price of the Company’s Common Stock as of the end of the trading day immediately preceding the closing date of the financing contemplated by certain Series E Preferred Stock Purchase Agreement by and among the Company, C Media Limited and certain other purchasers, dated January 31, 2014.

     A list of these shareholders will be available for inspection during ordinary business hours at our principal executive offices, at 372 Greenwich Street, Suite 516, New York, New York 10013 for at least ten days prior to the Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Voting, Solicitation and Revocability of Proxy

     If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

     If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet, over the telephone or by mail. The procedures for voting by proxy are as follows:

       •        To vote by proxy over the Internet go to the web address listed on the Notice of Internet Availability of Proxy Materials; or

       •        To vote by proxy over the telephone, dial the toll-free phone number listed on the Notice of Internet Availability of Proxy Materials under the heading “Telephone” and following the recorded instructions; or
       •        To vote by written proxy you must request a printed copy of these proxy materials by mail at no cost to you as indicated on the Notice of Internet Availability of Proxy Materials. Complete, sign and date your proxy card and return it promptly in the envelope.

     If your shares are held in the name of a bank, broker or other nominee, follow the voting instructions on the form you receive from your bank, broker or other nominee.

     In order to ensure that your vote is counted, please submit your proxy card, properly signed, and the shares represented will be voted in accordance with your directions. You can specify your choices by marking the appropriate boxes on the proxy card. If your proxy card is submitted without specifying choices, the shares will be voted in line with the Board’s recommendations for Proposals 1, 2 and 3.

     You may revoke your proxy at any time before it is voted at the Annual Meeting by executing a later-voted proxy by mail, by voting by ballot at the Annual Meeting, or by providing written notice of the revocation to our Secretary at our principal executive offices.

     IMPORTANT: All shareholders are cordially invited to attend the Annual Meeting in person. To assure your representation at the Annual Meeting, you are urged to vote your shares by urged to vote by proxy in accordance with the instructions included in the Notice of Internet Availability of Proxy Materials. Any shareholder attending the Annual Meeting may vote in person even if he or she submitted a proxy. However, if a shareholder’s shares are held of record by a broker, bank or other nominee and the shareholder wishes to vote at the Annual Meeting, the shareholder must obtain from the record holder a proxy issued in his or her name.

     Your vote is important. Accordingly, regardless of whether you plan to attend the Annual Meeting, you are urged to vote by proxy in accordance with the instructions included in the Notice of Internet Availability of Proxy Materials.

     Attendance at the Annual Meeting is generally limited to our shareholders and their authorized representatives. All shareholders must bring an acceptable form of identification, such as a driver’s license, in order to attend the Annual Meeting in person. In addition, if you hold stock in “street name” and would like to attend the Annual Meeting, you will need to bring an account statement or other acceptable evidence of ownership of shares as of the close of business on the record date, however, those who hold shares in “street name” cannot vote their shares at the meeting. If your shares are held in “street name” in a brokerage account by a bank, broker or by another nominee, you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a legal proxy from the bank, broker, or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

     If you do attend, you may vote by ballot at the Annual Meeting, thereby canceling any proxy previously given. However, attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the Annual Meeting.

     In the event that any matter not described in this Proxy Statement properly comes before the Annual Meeting, the proxy holders named in the accompanying proxy will vote the shares represented by the proxy in their discretion. As of the date of this Proxy Statement, we are not aware of any other matter that might be presented at the Annual Meeting.

     The presence in person or by proxy of the holders of the Common stock, the Series A Preferred Stock and the Series E Preferred Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum. If, however, such quorum shall not be present or represented at the Annual Meeting, the shareholders entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each shareholder of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

     Assuming a quorum is present, under Nevada law, and our Articles of Incorporation, as amended, and Second Amended and Restated Bylaws, as amended (the “Bylaws”), with respect to Proposal 1(a) and 1(b) directors are to be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. This means that for Proposal 1(a) the seven (7) candidates receiving the highest number of affirmative votes of the issued and outstanding Common Stock, Series A Preferred Stock and Series E Preferred Stock, voting together as a single class on an as-converted basis at the Annual Meeting and for Proposal 1 (b) the one receiving the highest number of affirmative votes of the issued and outstanding Series E Preferred Stock, voting together as a separate class, will be elected as directors. Only shares that are voted in favor of a particular nominee will be counted toward that nominee’s achievement of a plurality. Shares present at the Annual Meeting that are not voted for a particular nominee or shares present by proxy where the shareholder properly withheld authority to vote for such nominee will not be counted toward that nominee’s achievement of a plurality. With respect to Proposals 2, the affirmative vote of the holders of at least a majority of the votes of the shares present in person or represented by proxy at the Annual Meeting is required to approve Proposal 2. With respect to Proposal 3, the affirmative vote of the holders of at least a majority of the votes of the shares present in person or represented by proxy at the Annual Meeting is required to approve Proposal 3.

     The inspector of election appointed for the Annual Meeting will determine the existence of a quorum and will tabulate the votes cast at the Annual Meeting. For purposes of determining the presence of a quorum, abstentions and broker “non-votes” (shares held by a bank, broker or other nominee that does not have the authority, either express or discretionary, to vote on a particular matter) will be counted by us as present at the Annual Meeting. Abstentions and broker non-votes, however, do not technically constitute a “vote cast” (affirmatively or negatively) on any matter and thus will be disregarded in the calculation of votes cast and whether shareholder approval of the matter has been obtained. Therefore, an abstention or broker non-vote will not have the effect of a vote for or against the proposal and will not be counted in determining the number of votes required for approval, though they will be counted as present at the Annual Meeting in determining the presence of a quorum.

     Under the NASDAQ rules regulating banks, brokers or other nominees and under applicable rules of the U.S. Securities and Exchange Commission, or the Commission, brokers, banks or other nominees that have not received voting instructions from a customer ten days prior to the meeting date may only vote the customer’s shares in discretion of the bank, broker or other nominee on proposals regarding “routine” matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm. However, without your specific instructions, your bank, broker, or other nominee may not vote your shares in the election of directors.

     The cost of soliciting proxies will be borne by us. In addition to the solicitation of proxies by mail, we may utilize some of the officers and employees (who will receive no compensation in addition to their regular salaries), to solicit proxies personally and by telephone. Currently, we do not intend to retain a solicitation firm to assist in the solicitation of proxies. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy materials to their principals and to request authority for the execution of proxies and will reimburse such persons for their expenses in so doing.

MATTERS TO BE CONSIDERED AT
THE ANNUAL MEETING

PROPOSAL NO. 1:

ELECTION OF DIRECTORS

General

     Our Board consists of one class of directors, which together currently include eight members: Bruno Wu, Shane McMahon, Mingcheng Tao, James Cassano, Jerry Fan, Jin Shi, Polly Wang and Xuesong Song. Effective upon the Annual Meeting, our board will consist of eight members. Each director serves from the date of his election until the end of his term and until his successor is elected and qualified.

     Each of the directors listed above have been nominated as candidates for election as directors, as follows:

Proposal 1(a): Seven directors, including Bruno Wu, Shane McMahon, Mingcheng Tao, James Cassano, Jerry Fan, Jin Shi and Polly Wang to be elected by the holders of the Company’s Common Stock, Series A Preferred Stock and Series E Preferred Stock, voting together as a single class.

Proposal 1(b): One director, Xuesong Song, to be elected by the holders of the Company’s Series E Preferred Stock, voting as a separate class.

     If elected, the directors will hold office until the next Annual Meeting and until their respective successor is elected and qualified. Unless authority is withheld, the proxies solicited by the board of directors will be voted “FOR” the election of the nominee. In case the nominee becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.

     The following paragraphs set forth information regarding the current ages, positions, and business experience of the nominees.

Board Nominees

Bruno Wu*

Director Since: January 2016 Age: 49

     Mr. Wu has served as our Chairman since January 12, 2016. Mr. Wu is the founder, co-chairman and CEO of Sun Seven Stars Media Group Limited, a private media and investment company in China, since 2007. Its predecessor is Sun Media Group Holdings Limited, which was established by Mr. Wu and his spouse in 1999. Mr. Wu served as chairman of Sun Media Group from 1999 to 2007 and was former director of Shanda Group, a private investment group, from 2006 to 2009 and as former co-chairman of Sina Corporation (NASDAQ: SINA), a Chinese media and Internet services company, from 2001 to 2002. Additionally, Mr. Wu served as the chief operating officer for ATV, a free-to-air television broadcaster in Hong Kong, from 1998 to 1999. Mr. Wu serves as a director of Seven Star Works Co Ltd (KOSDAQ:121800) and served as a director of Semir Garment Co. Ltd (SHE:00256) between 2008 and 2012. Mr. Wu received a Ph.D. from the School of International Relations and Public Affairs at Fudan University in 2001 and prior to that received an M.A. in International Relations from Washington University, a B.A. in Business Management from Culver-Stockton College of Missouri and a diploma in Superior Studies in French Literature from the School of French Language and Literature at the University of Savoie in Chambery, France.

     Mr. Wu is a leading media investor and entrepreneur with experience in helping Chinese media companies achieve business transformation, operational and financial performance improvement and sustainable business growth. In light of our business and structure, Mr. Wu’s extensive executive, industry and management experience led us to the conclusion that he should serve as a director of our Company.

_________________________________________
 *Indicates Independent Director/Nominee.

Shane McMahon

Director Since: July 2010 Age: 46

     Mr. McMahon was appointed Vice Chairman as of January 12, 2016 and was previously our Chairman from July 2010 to January 2016. Prior to joining us, from 2000 to December 31, 2009, Mr. McMahon served in various executive level positions with World Wrestling Entertainment, Inc. (NYSE: WWE). Mr. McMahon also sits on the Boards of Directors of International Sports Management (USA) Inc., a Delaware corporation, and Global Power of Literacy, a New York not-for-profit corporation.

     Mr. McMahon has significant marketing and promotion experience and has been instrumental in exploiting pay-per-view programming on a global basis. In light of our business and structure, Mr. McMahon’s extensive executive and industry experience led us to the conclusion that he should serve as a director of our Company.

Mingcheng Tao

Director Since: January 2016 Age: 56

     Mr. Tao was appointed as Chief Executive Officer and a director on January 22, 2016. Prior to joining the Company, from August 2011 to April 2015, Mr. Tao served as the Chief Executive Officer and Director of BesTV Network Television Technology Development Co., Ltd. (SHA:600637), a publicly-listed new media company in China, providing Internet protocol television, over-the-top television, mobile television and Internet video services in China. From October 2010 to July 2011, Mr. Tao served as the President of Shanghai Interactive Television Co., Ltd. And Vice President of Shanghai Television Broadcasting Group Co., Ltd. where he had direct executive management duties in the areas of content acquisition, content production, technology and other services. In 2014, he was nominated for the CNBC Asia Business Leaders Award. Mr. Tao holds a BS from Shanghai Jiao Tong University in electrical engineering and an Executive MBA from Fudan University.

     Mr. Tao has significant operational and executive management experience in the content distribution and video on demand space in China, and has significant experience serving in senior executive positions, including chief executive officer. In light of our business and structure, Mr. Tao’s extensive industry and management experience led us to the conclusion that he should serve as a director of our Company.

James S. Cassano*

Director Since: January 2008 Age: 69

     Mr. Cassano was appointed as director of the Company effective as of January 11, 2008. Mr. Cassano is currently a Partner & Chief Financial Officer of CoActive Health Solutions, LLC, a worldwide contract research organization, supporting the pharmaceutical and biotechnology industries. Mr. Cassano has served as executive vice president, chief financial officer, secretary and director of Jaguar Acquisition Corporation a Delaware corporation (OTCBB: JGAC), a blank check company, since its formation in June 2005. Mr. Cassano has served as a managing director of Katalyst LLC, a company which provides certain administrative services to Jaguar Acquisition Corporation, since January 2005. In June 1998, Mr. Cassano founded New Forum Publishers, an electronic publisher of educational material for secondary schools, and served as its chairman of the Board and chief executive officer until it was sold to Apex Learning, Inc., a company controlled by Warburg Pincus, in August 2003. He remained with Apex until November 2003 in transition as vice president business development and served as a consultant to the company through February 2004. In June 1995, Mr. Cassano co-founded Advantix, Inc., a high volume electronic ticketing software and transaction services company which handled event related client and customer payments, that was renamed Tickets.com and went public through an IPO in 1999. From March 1987 to June 1995, Mr. Cassano served as senior vice president and chief financial officer of the Hill Group, Inc., a privately-held engineering and consulting organization, and from February 1986 to March 1987, Mr. Cassano served as vice president of investments and acquisitions for Safeguard Scientifics, Inc., a public venture development company. From May 1973 to February 1986, Mr. Cassano served as partner and director of strategic management services (Europe) for the strategic management group of Hay Associates. Mr. Cassano received a B.S. in Aeronautics and Astronautics from Purdue University and an M.B.A. from Wharton Graduate School at the University of Pennsylvania.

     Mr. Cassano has significant senior management experience, including service as chief executive officer, executive vice president, chief financial officer, secretary and director. In light of our business and structure, Mr. Cassano’s extensive executive experience and his educational background led us to the conclusion that he should serve as a director of our Company.

Jerry Fan*

Director Since: January 2016 Age: 50

     Mr. Fan was appointed as director of the Company on January 12, 2016. Mr. Fan has served as Managing Director and Country Manager for the Greater China region at Analog Devices, Inc. (NASDAQ: ADI), a global semiconductor company since November, 2012. Prior to ADI, Mr. Fan worked for Cisco Systems, Inc. (NASDAQ: CSCO) for 15 years between 1997 and 2012 in a number of senior management roles, including Sales Managing Director for Cisco China, Sale Director for Cisco Australia and Senior Manager for Operations and Strategy for the Cisco Service Provider business based in Hong Kong. Mr. Fan started his career in 1998 working at Fudan University as a faculty member in both teaching and research roles. He graduated from Fudan University with a Computer Science Bachelor degree and an Executive MBA degree from CEIBS (China European International Business School) in 1999.

     Mr. Fan has more than 20 years of experience in top management positions in China and the Asia Pacific region, working for several multinational technology companies. He also has served in senior management positions of several U.S. public companies. In light of our business and structure, Mr. Fan’s extensive industry and business experience and his educational background led us to the conclusion that he should serve as a director of our Company.

Jin Shi*

Director Since: February 2014 Age: 46

     Mr. Shi was appointed as director of the Company in February 2014. Mr. Shi has been a managing partner of Chum Capital Group Limited since 2007, a merchant banking firm that invests in Chinese growth companies and advises them on financings, mergers & acquisitions and restructurings. From 2011 through 2013, Mr. Shi served as the chief executive officer and a director on the board of China Growth Equity Investment Limited, which acquired Pingtan Marine Enterprise Limited in February 2013. From 2010 through 2011, he served as the vice-chairman and a director of the board of China Growth Equity Investment Limited. From 2006 through 2009, Mr. Shi served as the chief executive officer and a director of the board of ChinaGrowth North Acquisition Corporation, which acquired UIB Group Limited in January 2009, the second largest insurance brokerage firm in China. From 2006 through 2009, Mr. Shi also served as the chief financial officer and a director of the board of ChinaGrowth South Acquisition Corporation, which acquired Olympia Media Holdings Ltd. in January 2009, the largest privately-owned newspaper aggregator and operator in China. Mr. Shi has also been the chairman of Shanghai RayChem Industries Co., Ltd., a research & development based active pharmaceutical ingredient producer, since he founded the company in 2005. Mr. Shi is also the president of PharmaSource Inc., a company he founded in 1997. Mr. Shi received an EMBA from Guanghua School of Management, Peking University and a BS degree in Chemical Engineering from Tianjin University.

     Mr. Shi provides our Board with significant executive-level leadership expertise as well as extensive experience as directors of various companies. In light of our business and structure, Mr. Shi’s business experience and education background led us to the conclusion that he should serve as a director of our Company.

Polly Wang*

Director Since: January 2016 Age: 50

     Ms. Wang was appointed as director of the Company on January 22, 2016. Ms. Wang currently serves as Chief Operating Officer at Sun Seven Stars Media Group, a private media and investment company in China, since May 2014. Prior to that, she was Greater China VP at Cisco Systems, Inc. (NASDAQ:CSCO), responsible for operations and business development in the Cable, Media and Entertainment business segments. Ms. Wang held various positions with Cisco between August 1996 and October 2013. Ms. Wang has more than 25 years of experience in the Telecom and Media industry, where she has held various key positions in several multinational corporations, including IBM and Cisco. Ms. Wang graduated from National Chiao Tung University and Taiwan University with a Master’s degree in Computer Engineering.

     Ms. Wang has more than 25 years of experience in the Telecom and Media industry where she has held various key positions in multinational companies. In light of our business and structure, Ms. Wang’s extensive operational, marketing and strategic planning experience led us to the conclusion that she should service as director of our Company.

Xuesong Song

Director Since: July 2013 Age: 47

     Mr. Song was appointed as our Executive Chairman in February 2014 and as a member of our Board of Directors on July 5, 2013. Mr. Song currently serves as the chairman of the board of directors and chief executive officer of C Media Limited and the chairman of the board of directors and chief financial officer of China Growth Equity Investment Ltd., positions he has held since the company’s inception in January 2010. From May 2006 through January 2009, Mr. Song served as the chairman of ChinaGrowth North Acquisition Corporation, a special purpose acquisition company, which acquired UIB Group Limited in January 2009, the second largest insurance brokerage firm in China. Following the acquisition, Mr. Song served as a director of UIB Group Limited from January 2009 through May 2010. From May 2006 through January 2009, Mr. Song also served as the executive vice president of business development and a director of the board of ChinaGrowth South Acquisition Corporation, a special purpose acquisition company, which acquired Olympia Media Holdings Ltd. In January 2009, the largest privately owned newspaper aggregator and operator in China. Mr. Song has been a principal of Chum Capital Group Limited since August 2001, a merchant banking firm that invests in growth Chinese companies and advises them in financings, mergers & acquisitions and restructurings, and chief executive officer of Beijing Chum Investment Co., Ltd. since December 2001. From April 2005 to May 2010, Mr. Song served as the chairman and chief executive officer of Shanghai Jinqiaotong Enterprise Developments Corporation Ltd., a direct investment company. Mr. Song has also served as a director of Mobile Vision Communication Ltd. Since July 2004. Mr. Song received his M.B.A. from Oklahoma City/Tianjin Program and an Associate’s Degree in electrical engineering from Civil Aviation University of China.

     Mr. Song has significant senior executive experience including roles as Chairman and Chief Executive Officers of various companies and provides the Board with financial and strategic planning expertise. In light of our business and structure, Mr. Song’s extensive executive experience led us to the conclusion that he should serve as a director of our Company.

     Except as noted above, the above persons do not hold any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act.

Vote Required

     The election of the nominees listed in Proposal 1(a) requires a plurality of the issued and outstanding Common Stock, Series A Preferred Stock and Series E Preferred Stock, entitled to vote and voting together as a single class on an as-converted basis at the Annual Meeting vote “FOR” the proposal.

     The election of the nominees listed in Proposal 1(b) requires a plurality of the issued and outstanding Series E Preferred Stock, entitled to vote and voting together as a separate class at the Annual Meeting vote “FOR” the proposal.

Recommendation of Our Board

     Our Board recommends that the Company’s shareholders vote FOR the election of the nominees listed in Proposal 1(a) and Proposal 1(b) above.

CORPORATE GOVERNANCE

Director Independence

     In considering and making decisions as to the independence of each of the directors of the Company, the Board considered transactions and relationships between the Company (and its subsidiaries) and each director (and each member of such director’s immediate family and any entity with which the director or family member has an affiliation such that the director or family member may have a material indirect interest in a transaction or relationship with such entity). The Board has determined that James Cassano, Jin Shi, Jerry Fan, Bruno Wu and Polly Wang are independent as defined in applicable SEC and NASDAQ rules and regulations, and that each constitutes an “Independent Director” as defined in NASDAQ Listing Rule 5605.

Board Leadership Structure and Corporate Governance

     Our current corporate governance practices and policies are designed to promote shareholder value and we are committed to the highest standards of corporate ethics and diligent compliance with financial accounting and reporting rules. Our Board provides independent leadership in the exercise of its responsibilities. Our management oversees a system of internal controls and compliance with corporate policies and applicable laws and regulations, and our employees operate in a climate of responsibility, candor and integrity.

Corporate Governance Guidelines

     We and our Board are committed to high standards of corporate governance as an important component in building and maintaining shareholder value. To this end, we regularly review our corporate governance policies and practices to ensure that they are consistent with the high standards of other companies. We also closely monitor guidance issued or proposed by the SEC and the provisions of the Sarbanes-Oxley Act, as well as the emerging best practices of other companies. The current corporate governance guidelines are available on the Company’s website http://corporate.yod.com. Printed copies of our corporate governance guidelines may be obtained, without charge, by contacting our Corporate Secretary at Office Park, Tower A, Suite 2603, 10 Jintong West Road, Chaoyang District, Beijing 100020, China.

The Board and Committees of the Board

     The Company is governed by the Board that currently consists of eight members: Bruno Wu, Shane McMahon, Mingcheng Tao, James Cassano, Jerry Fan, Jin Shi, Polly Wang and Xuesong Song. Effective upon the Annual Meeting, our Board will consist of eight members: Bruno Wu, Shane McMahon, Mingcheng Tao, James Cassano, Jerry Fan, Jin Shi, Polly Wang and Xuesong Song. The Board has established three Committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. Each of the Audit Committee, Compensation Committee and Nominating and Governance Committee are comprised entirely of independent directors. From time to time, the Board may establish other committees. The Board has adopted a written charter for each of the Committees which are available on the Company’s website http://corporate.yod.com. Printed copies of these charters may be obtained, without charge, by contacting our Corporate Secretary at Office Park, Tower A, Suite 2603, 10 Jintong West Road, Chaoyang District, Beijing 100020, China.

Governance Structure

     Our Board of Directors is responsible for corporate governance in compliance with reporting laws and for representing the interests of our shareholders. The Board is currently composed of eight members, five of whom are considered independent, non-executive directors. Details on Board membership, oversight and activity are reported below.

     We encourage our shareholders to learn more about our Company’s governance practices at our website, http://corporate.yod.com.

Audit Committee

     Our Audit Committee currently consists of James Cassano, Jin Shi and Jerry Fan with Mr. Cassano acting as Chair. The Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company. Mr. Cassano serves as our Audit Committee financial expert as that term is defined by the applicable SEC rules. The

Audit Committee is responsible for, among other things:

  selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;
  reviewing with our independent auditors any audit problems or difficulties and management’s response;
  reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act of 1933, as amended;
  discussing the annual audited financial statements with management and our independent auditors;
  reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant internal control deficiencies;
  annually reviewing and reassessing the adequacy of our Audit Committee charter;
  overseeing the work of our independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting;
  reporting regularly to and reviewing with the full Board any issues that arise with respect to the quality or integrity of the Company’s financial statements, the performance and independence of the independent auditors and any other matters that the Audit Committee deems appropriate or is requested to review for the benefit of the Board.

     The Audit Committee may engage independent counsel and such other advisors it deems necessary to carry out its responsibilities and powers, and, if such counsel or other advisors are engaged, shall determine the compensation or fees payable to such counsel or other advisors. The Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members as the Audit Committee deems appropriate to carry out its responsibilities and exercise its powers.

Compensation Committee

     Our Compensation Committee currently consists of Jin Shi and James Cassano with Mr. Shi acting as Chair. Our Compensation Committee assists the Board in reviewing and approving the compensation structure of our directors and executive officers, including all forms of compensation to be provided to our directors and executive officers. The Compensation Committee is responsible for, among other things:

  reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating the performance of our chief executive officer in light of those goals and objectives, and setting the compensation level of our chief executive officer based on this evaluation;
  reviewing and making recommendations to the Board with regard to the compensation of other executive officers;
  reviewing and making recommendations to the Board with respect to the compensation of our directors; and
  reviewing and making recommendations to the Board regarding all incentive-based compensation plans and equity-based plans.

     The Compensation Committee has sole authority to retain and terminate any consulting firm or other outside advisor to assist the committee in the evaluation of director, chief executive officer or senior executive compensation and other compensation-related matters, including sole authority to approve the firms’ fees and other retention terms. The Compensation Committee may also form and delegate authority to subcommittees consisting of one or more members of the Compensation Committee.

Governance and Nominating Committee

     Our Governance and Nominating Committee currently consists of Polly Wang and Jin Shi with Mr. Shi acting as Chair. The Governance and Nominating Committee assists the Board of Directors in identifying individuals qualified to become our directors and in determining the composition of the Board and its committees. The Governance and Nominating Committee is responsible for, among other things:

  identifying and recommending to the Board nominees for election or re-election to the Board, or for appointment to fill any vacancy;
  selecting directors for appointment to committees of the Board; and
  overseeing annual evaluation of the Board and its committees for the prior fiscal year.

     The Governance and Nominating Committee has sole authority to retain and terminate retain and terminate any search firm that is to be used by the Company to assist in identifying director candidates, including sole authority to approve the firms’ fees and other retention terms. The Governance and Nominating Committee may also form and delegate authority to subcommittees consisting of one or more members of the Governance and Nominating Committee.

Director Qualifications

     Directors are responsible for overseeing the Company’s business consistent with their fiduciary duty to shareholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Company’s Board of Directors that are applicable to all directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each director. The Board and the Governance and Nominating Committee of the Board consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Qualifications for All Directors

     In its assessment of each potential director candidate, including those recommended by shareholders, the Governance and Nominating Committee considers the nominee’s judgment, integrity, experience, independence, understanding of the Company’s business or other related industries and such other factors the Governance and Nominating Committee determines are pertinent in light of the current needs of the Board. The Governance and Nominating Committee also takes into account the ability of a director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

     The Board and the Governance and Nominating Committee require that each director be a recognized person of high integrity with a proven record of success in his or her field. Each director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all directors, the Board assesses intangible qualities including the individual’s ability to ask difficult questions and, simultaneously, to work collegially.

     The Board does not have a specific diversity policy, but considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

     The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company’s current needs and business priorities. The Company’s services are performed in areas of future growth located outside of the United States. Accordingly, the Board believes that international experience or specific knowledge of key geographic growth areas and diversity of professional experiences should be represented on the Board. In addition, the Company’s business is multifaceted and involves complex financial transactions. Therefore, the Board believes that the Board should include some directors with a high level of financial literacy and some directors who possess relevant business experience as a Chief Executive Officer or President. Our business involves complex technologies in a highly specialized industry. Therefore, the Board believes that extensive knowledge of the Company’s business and industry should be represented on the Board.

Summary of Qualifications of Current Directors

     For a summary of qualifications of current directors, please see the section above entitled “Proposal No. 1: Election of Directors — Board Nominees.”

Board’s Role in Risk Oversight

     The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company’s business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board of Directors’ oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company’s business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

     While the Board oversees risk management, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board. The Board and the Audit Committee monitor and evaluate the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board, Board committees and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

     The Board implements its risk oversight function both as a whole and through Committees. Much of the work is delegated to various Committees, which meet regularly and report back to the full Board. All Committees play significant roles in carrying out the risk oversight function. In particular:

  The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee members meet separately with representatives of the independent auditing firm.
  The Compensation Committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The Compensation Committee reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation. Management discusses with the Compensation Committee the procedures that have been put in place to identify and mitigate potential risks in compensation.

Committees and Meeting Attendance

     Our Board held 8 meetings and acted 11 times by unanimous written consent in connection with matters related to the fiscal year ended December 31, 2015. Our Board has an Audit Committee, a Compensation Committee and a Governance and Nominating Committee. The Audit Committee held 4 meetings and acted 3 times by unanimous written consent in connection with matters related to the fiscal year ended December 31, 2015. The Compensation Committee held one meeting and the Governance and Nominating Committee did not hold any meetings during the fiscal year ended December 31, 2015.

     During 2015, each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the Board on which such person served (during the periods that such person served). Our Bylaws provide that the Executive Chairman (and in his absence, the Chairman) shall preside at all meetings of our shareholders and the Board. Each director is expected to make reasonable efforts to attend Board meetings, meetings of committees of which such director is a member and the Annual Meetings of Shareholders.

Code of Ethics

     Our Board of Directors adopted a code of business conduct and ethics that applies to our directors, officers, employees and advisors, which became effective in January 2016. We have posted a copy of our code of business conduct and ethics on our website at corporate.yod.com.

Communications by Shareholders with Directors

     The Chairman of our Board may receive and distribute to our Board, and arrange for responses to, communications from shareholders. Shareholders may communicate with any and all of our directors by transmitting correspondence by mail, facsimile or email, addressed as follows:

c/o Corporate Secretary
Office Park, Tower A, Suite 2603
10 Jintong West Road
Chaoyang District, Beijing 100020, China
Email Address: ir@yod.com

     Our Corporate Secretary maintains a log of such communications and transmits as soon as practicable such communications to the Chairman and the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communications, as determined by the Corporate Secretary. Our Board or individual directors so addressed are advised of any communication withheld for safety or security reasons as soon as practicable. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Board Communication” or “Director Communication.” All such letters must clearly state whether the intended recipients are all members of the Board or just certain specified directors. The Corporate Secretary relays all communications to directors absent safety or security issues.

PROPOSAL NO. 2:

APPROVAL OF THE ISSUANCE OF (I) UP TO 1,818,182 SHARES OF OUR COMMON STOCK, AT AN EXERCISE PRICE OF $2.75 PER SHARE UNDER 2-YEAR WARRANT HELD BY BEIJING SUN SEVEN STARS CULTURE DEVELOPMENT LIMITED, A PRC COMPANY (“SSS”), (II) 9,208,860 SHARES OF OUR COMMON STOCK ISSUABLE UPON THE CONVERSION OF A PROMISSORY NOTE HELD BY SSS, AND (III) UP TO 15,000,000 SHARES OF OUR COMMON STOCK (5,000,000 SHARES OF OUR COMMON STOCK FOR EACH OF 2016, 2017 AND 2018), WITH THE EXACT AMOUNT BASED ON AN EARN-OUT PROVISION UNDER THE TERMS OF A SHARE PURCHASE AGREEMENT WITH TIANJIN ENTERNET NETWORK TECHNOLOGY LIMITED, A PRC COMPANY (“TIANJIN”), AN AFFILIATE OF SSS, TO THE EXTENT SUCH ISSUANCES WOULD RESULT IN  (I) SSS AND ITS AFFILATES ACQUIRING AN AGGREGATE NUMBER OF SHARES OF OUR COMMON STOCK EQUAL TO OR EXCEEDING 20% OF THE OUTSTANDING SHARES OF OUR COMMON STOCK AND (II) HAVE, OR WILL HAVE UPON ISSUANCE, VOTING POWER EQUAL TO OR IN EXCESS OF 20% OF THE VOTING POWER OUTSTANDING.

General

     On November 23, 2015, we entered into definitive agreements for a strategic investment in the Company by SSS. SSS is controlled by the chairman of our Board of Directors, Bruno Wu, and is one of the largest private media and investment conglomerates in China. The strategic investment by Bruno Wu through SSS includes a private placement of equity securities to SSS pursuant to a Securities Purchase Agreement with SSS (the “SSS Securities Purchase”), the licensing-in of content from SSS effective upon closing of the sale of the equity securities pursuant to a Content License Agreement with SSS (the “Content License”), as well as the potential for an affiliate of SSS, Tianjin Enternet Network Technology Limited, a PRC Company (“Tianjin”), to earn additional shares of our common stock if our business achieves certain defined targets, pursuant to a Share Purchase Agreement with Tianjin (the “Tianjin Agreement”).

     The Company believes that combining its capabilities with Mr. Wu’s and SSS’s reputation, worldwide presence, financial strength and media relationships, will greatly enhance the Company’s ability to meet the expanding needs and tastes of China’s paid content consumers, and views the SSS strategic investment as an opportunity to position the Company for growth in the short and long term.

     On December 21, 2015, we entered into an Amended and Restated Securities Purchase Agreement (the “Amended and Restated SSS Purchase Agreement”) which amended and restated the SSS Securities Purchase and a Revised Content License Agreement with SSS (the “Revised Content License”), which amended certain terms of the Content License that was entered into upon closing of the share issuances under the SSS Securities Purchase Agreement. We also entered into an Amended and Restated Share Purchase Agreement (the “Amended and Restated Tianjin Agreement”) with Tianjin, which amended and restated the Tianjin Agreement.

     Currently, SSS has been issued 4,545,454 shares of our common stock under the terms of the Amended and Restated SSS Purchase Agreement, which represents 15.7% of our issued and outstanding common stock (or approximately 10.7% of our issued and outstanding voting capital stock, on a fully converted basis). Until receipt of the shareholder approval requested by this Proposal 2, the Warrant described below may not be exercised and the Note described below may not be converted to the extent that such exercise or conversion would result in SSS beneficially owning more than 19.99% of our issued and outstanding common stock.

     Once the necessary shareholder approval is received, SSS would beneficially own 15,572,497 shares of our common stock or 39.0% of our issued and outstanding common stock after taking into account the Warrant and conversion of the Note (or approximately 27.2% of our then issued and outstanding voting capital stock, on a fully converted basis). In the event that the entire 15,000,000 of earn out shares are received pursuant to the Amended and Restated Tianjin Agreement, SSS and its affiliates will then own 30,572,497 shares of our issued and outstanding common stock after taking into account the Warrant and conversion of the Note, which would represent 55.7% of our then issued and outstanding common stock (or approximately 42.3% of our then issued and outstanding voting capital stock, on a fully converted basis). SSS will also have the right to appoint up to three members of the Company’s Board.

     Copies of the Amended and Restated SSS Purchase Agreement, the Revised Content License and the Amended and Restated Tianjin Agreement are were filed as Exhibits 10.25, 10.26 and 10.27, respectively, to our Annual Report on Form 10-K filed with the SEC on March 30, 2016.

Amended and Restated SSS Purchase Agreement

     Under the Amended and Restated SSS Purchase Agreement, we sold, and SSS purchased, 4,545,454 shares of our common stock for a purchase price of $2.20 per share, or an aggregate of $10.0 million. This resulted in SSS currently owning approximately 15.7% of our common stock and 10.7% of our voting capital stock (based on 28,861,342 shares of common stock issued and outstanding). In addition, SSS received a two-year warrant to acquire an additional 1,818,182 shares of our common stock at an exercise price of $2.75 per share (the “Warrant”). Until receipt of necessary shareholder approvals, the Warrant may not be exercised to the extent that such exercise would result in SSS and its affiliates beneficially owning more than 19.99% of our outstanding common stock. If SSS were to exercise the Warrant, together with the shares acquired pursuant to the Amended and Restated SSS Purchase Agreement, SSS would own 6,363,636 shares of our common stock which would represent 20.7% of our then issued and outstanding common stock (or approximately 13.2% of our then issued and outstanding voting capital stock, on a fully converted basis). Until receipt of shareholder approval requested by this Proposal 2, the Warrant may not be exercised to the extent that such exercise would result in SSS and its affiliates beneficially owning more than 19.99% of the our outstanding common stock.

     Pursuant to the Amended and Restated SSS Purchase Agreement, the Company also agreed to increase the size of its board of directors from five to eight members, and SSS will have the right to nominate up to three directors, such nomination rights intended to be proportional with its beneficial ownership. Accordingly, until such time as shareholder approval is received to permit exercise of the Warrant, and conversion of the Note (defined and described below), SSS will not have full designation rights. SSS will have such proportional designation rights for so long as it beneficially owns at least 5% of our common stock.

Revised Content License and Note

     Under the Revised Content License, SSS granted us a non-exclusive, royalty-free content distribution right for certain assets valued at approximately $29.1 million, in exchange for a promissory note (the “Note”) that is convertible into 9,208,860 shares of our common stock. The licensed assets include, subject to certain restrictions, the right to (i) license, exhibit, distribute, reproduce, transmit, perform, display and otherwise exploit and make available certain movies and television programs (that the Company currently has no rights to with its own content agreements and arrangements) (the “Titles”) within mainland China, (ii) copy and dub the Titles and make or have made translations of the Titles, (iii) promote each Title in any manner or media, (iv) use the Titles for audience and marketing testing, sponsor/advertiser screening and reference and file purposes and (v) include the Company’s name, trademark and logo in the Titles to identify the Company as the exhibitor of the Titles. Additionally, SSS provided the Company the right of first negotiation on all live-action or animated feature-length movies that SSS develops or obtains the right to license during the term of the Revised Content License.

     The Note has a stated principal amount of $17.7 million and bears interest at the rate of 0.56% per annum. In the event of default, the Note will become immediately due and payable. Effective on May 12, 2016, the Company and SSS entered into Amendment No. 1 to the Note pursuant to which the maturity date of the Note, which was on May 21, 2016, was extended to be July 31, 2016. A copy of the Amendment No. 1 to the Note was filed as Exhibit 10.13 to our Quarterly Report on Form 10-Q filed with the SEC on May 16, 2016.

     Until receipt of the shareholder approval requested by this Proposal 2, the Note is not convertible into shares of our common stock to the extent that such conversion would result in SSS beneficially owning more than 19.99% of the Company’s outstanding common stock. Once the necessary shareholder approval is received, the unpaid principal and interest thereon will automatically convert into shares of our common stock.

      Immediately following receipt of shareholder approval, SSS would beneficially own 15,572,497 shares of our common stock which would represent 39.0% of our issued and outstanding common stock after taking into account the Warrant and conversion of the Note (or approximately 27.2% of our then issued and outstanding voting capital stock, on a fully converted basis).

Amended and Restated Tianjin Agreement

     As discussed above, the Company believes that combining its capabilities with Mr. Wu’s and SSS’s reputation, worldwide presence, financial strength and media relationships, will greatly enhance the Company’s ability to meet the expanding needs and tastes of China’s paid content consumers and position the Company for growth in the short and long term. Accordingly, in order to provide additional value to SSS, while potentially benefiting from favorable tax treatment in the Tianjin free-economic zone, SSS and the Company agreed to provide for the payment of consideration in the form of common stock to an affiliate of SSS, Tianjin, pursuant to the Tianjin Agreement so long as certain defined contractual thresholds pertaining to its business objectives are achieved.

     Pursuant to the terms of the Amended and Restated Tianjin Agreement, on December 21, 2015, Tianjin contributed 100% of the equity interests of Tianjin Sevenstarsflix Network Technology Limited, a PRC company (“SSF”), a newly-formed subsidiary of Tianjin to the Company. SSF will offer a branded pay content service delivered to consumers ubiquitously through all its platform partners, will track and share consumer payments and other behavior data, will operate a customer management and data-based service and will develop mobile social TV-based customer management portals.

     In exchange for the sale of the equity interest in SSF and subject to certain conditions, Tianjin will receive shares of our common stock over three years, with the exact amount based on an earn-out provision, such amounts not to exceed 5.0 million shares of our common stock for each of 2016, 2017 and 2018 (the “Earn-Out Share Award”). Pursuant to the earn-out provision, Tianjin may receive up to 5.0 million shares of our common stock for each of 2016, 2017 and 2018 if either (i) the number of homes and/or users subscribing to one or more of the content services provided by SSF (the “Homes/Users Passed”) is greater than or equal to the earn-out Homes/Users Passed threshold or (ii) the net income of SSF’s business is greater than or equal to the earn-out net income threshold. The target thresholds for the year ending December 31, 2016 are either 50.0 million Homes/Users Passed or $4.0 million net income. The target thresholds for the year ending December 31, 2017 are either 100.0 million Homes/Users Passed or $6.0 million net income. The target thresholds for the year ending December 31, 2018 are either 150.0 million Homes/Users Passed or $8.0 million net income.

     The issuance of an Earn-Out Share Award is subject to the receipt of approval from either (i) the holders of a majority of the total votes cast in person or by proxy at a meeting of the Company’s shareholders or (ii) the holders of a majority of the outstanding voting securities of the Company entitled to vote on the relevant matters, if such action is taken by written consent (the “Earn-Out Required Vote”). In the event the Company has not obtained the Earn-Out Required Vote but Tianjin has met one of the target thresholds described above, the Company will not issue an Earn-Out Share Award to Tianjin, but instead will issue to Tianjin a Promissory Note (the “Tianjin Note”), with a principal amount equal to the quotient obtained by multiplying 5.0 million by the Company’s applicable stock price as defined in the Tianjin Note (the form of which is included as an exhibit to the Amended and Restated Tianjin Agreement).

      In the event that the entire 15,000,000 of earn out shares are received pursuant to the Amended and Restated Tianjin Agreement, SSS and its affiliates will then own 30,572,497 shares of our common stock and would beneficially own 55.7% of our issued and outstanding common stock after taking into account the Warrants and conversion of the Note (or approximately 42.3% of our then issued and outstanding voting capital stock, on a fully converted basis).

Bylaws Amendment

     In connection with the approval of the entry into the SSS strategic investment transaction described above, our Bylaws were amended in November 2015 with the consent of the holder of a majority of the Series E Preferred Stock to exempt the Company from provisions 78.378 to 78.3793, inclusive, of the Nevada Revised Statutes Sections. These provisions, if not disapplied, would give a minority shareholder the ability to limit the acquisition of a controlling interest in a Nevada corporation, such as our company. These provisions apply only to Nevada corporations that have 200 or more stockholders of record, at least 100 of whom have addresses in Nevada.

Nasdaq Requirements

     Our common stock is listed on the NASDAQ Capital Market. Accordingly, we are subject to the NASDAQ Listing Rules. NASDAQ Listing Rule 5635(a) requires shareholder approval prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. In addition, NASDAQ Listing Rule 5635(b) requires shareholder approval prior to any issuance or potential issuance of securities that will result in a change of control of an applicable listed company. This rule does not specifically define when a change of control is deemed to occur. However, NASDAQ suggests in its guidance that a change of control would occur, subject to certain exceptions, if after a transaction a person or an acquiring entity holds 20% or more of the voting power of the outstanding capital stock of an applicable listed company.

     Accordingly, in order to comply with NASDAQ Listing Rules, we are seeking shareholder approval of the share issuances pursuant to the Amended and Restated SSS Purchase Agreement, the Revised Content License and the Amended and Restated Tianjin Agreement to the extent such issuances would result in (i) SSS and its affiliates acquiring an aggregate number of shares of our common stock equal to or exceeding 20% of the outstanding shares of our common stock and (ii) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding. These agreements contemplate issuing to SSS and its affiliates an aggregate of 13,754,314 shares of common stock (including 9,208,860 shares of common stock issuable upon the conversion of Note, as well as the 4,545,454 shares of common stock that were issued to SSS upon the closing of the Amended and Restated SSS Purchase Agreement) and warrants to acquire up to an additional 1,818,182 shares of common stock, as well as up to 15,000,000 additional shares of common stock over three years, with the exact amount based on an earn-out provision under the terms of the Amended and Restated Tianjin Agreement. Accordingly, SSS will acquire an aggregate number of shares of our common stock equal to or exceeding 20% of the outstanding shares of our common stock (calculated immediately prior to the closing of the transactions contemplated by the Amended and Restated SSS Purchase Agreement, Revised Content License and Amended and Restated Tianjin Agreement) and (ii) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding (calculated immediately prior to the closing of the transactions contemplated by the Amended and Restated SSS Purchase Agreement, Revised Content License and Amended and Restated Tianjin Agreement).

Shareholder Approval Required

Approval of this Proposal No. 2 requires a majority of the votes of the shares present in person or represented by proxy at the Annual Meeting to vote “FOR” the proposal.

Potential Consequences if Proposal No. 2 is Not Approved

     If shareholder approval is not obtained for Proposal No. 2, any share issuances pursuant to the Amended and Restated SSS Purchase Agreement, the Revised Content License and the Amended and Restated Tianjin Agreement that would result in SSS beneficially owning more than 19.99% of the our outstanding common stock will not be consummated. In addition, if shareholder approval is not obtained for Proposal No. 2 and the Note held by SSS becomes immediately due and payable, the Company may have material difficulty making such payment.

Vote Required

     The approval of the issuance of the shares of common stock pursuant to the Amended and Restated SSS Purchase Agreement, the Revised Content License and the Amended and Restated Tianjin Agreement that would result in SSS beneficially owning more than 19.99% of our outstanding common stock requires a majority of the votes of the shares present in person or represented by proxy at the Annual Meeting to vote “FOR” the proposal.

Recommendation of Our Board

     Our Board recommends that the shareholders vote FOR the approval of the issuance of the shares of common stock pursuant to the Amended and Restated SSS Purchase Agreement, the Revised Content License and the Amended and Restated Tianjin Agreement that would result in SSS beneficially owning more than 19.99% of our outstanding common stock.

PROPOSAL NO. 3:

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

     KPMG Huazhen LLP (“KPMG”) was our independent registered public accounting firm for the year ended December 31, 2015 and our Board has appointed KPMG as our independent registered public accounting for the fiscal year ending December 31, 2016, and recommends that shareholders vote for ratification of this appointment.

     Shareholder ratification of the appointment of KPMG as our independent registered public accounting firm is not required by our Bylaws or otherwise; however, our Board is submitting the appointment of KPMG to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the appointment, our Audit Committee and our Board will reconsider whether or not to retain KPMG. Even if the appointment is ratified, our Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of us and our shareholders.

     A representative of KPMG is expected to attend the Annual Meeting with the opportunity to make a statement and/or respond to appropriate questions from shareholders present at the meeting.

Fees Paid to Our Independent Registered Public Accounting Firm

     The following is a summary of the fees billed to the Company by its principal accountants for professional services rendered for the years ended December 31, 2015 and 2014:

	Year Ended December 31,

	2015	2014
Audit Fees(1)	$366,976	$313,033
Audit-Related Fees	—	—
Tax Fees	—	—
Other Fees (2)	1,650	—
Total Fees	$368,626	$352,644

(1) Comprised of the aggregate fees billed for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our Forms 10-Q and for any other services that were normally provided in connection with our statutory and regulatory filings or engagements.

(2) Comprised of the aggregate fees billed for products and services and not otherwise included in Audit Fees, Audit Related Fees or Tax Fees.

Pre-Approval Policies and Procedures

     Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our auditors must be approved in advance by our Board of Directors to assure that such services do not impair the auditors’ independence from us. In accordance with its policies and procedures, our Board of Directors pre-approved the audit service performed by KPMG for our consolidated financial statements as of and for the year ended December 31, 2015.

Vote Required

     Approval of the ratification of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2016 requires a majority of the votes of the shares present in person or represented by proxy at the Annual Meeting to vote “FOR” the proposal.

Recommendation of Our Board

     Our Board recommends that the shareholders vote FOR the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

MANAGEMENT

Board of Directors and Executive Officers

     The following sets forth the name and position of each of our current executive officers and directors as of May 5, 2016.

NAME	AGE	POSITION
Bruno Wu	49	Chairman
Shane McMahon	46	Vice Chairman
Mingcheng Tao	56	Chief Executive Officer and Director
Mei Chen	46	Chief Financial Officer
Bing Yang	53	President – Ecommerce Division
James Cassano	69	Director
Jerry Fan	50	Director
Jin Shi	46	Director
Polly Wang	50	Director
Xuesong Song	47	Director

Mei Chen

     Ms. Chen has more than twenty years of management and operating experience and an extensive background in corporate finance, financial planning and analysis, treasury, strategic planning, risk management, controls and compliance. Prior to joining the Company, Ms. Chen served as the CFO of Beijing Sun Seven Star Culture Development Co Ltd., a private media and investment company in China, and affiliate of the Company, from December 2015 to March 2016. Between November 2012 and December 2015, Ms. Chen served as Senior Controller of the PSG segment of Microsoft (China) Co., Ltd., and prior to that she was a Senior Controller for Cisco Systems (China) Networking Technology Co. Ms. Chen holds a Bachelor’s Degree from the Harbin Institute of Technology, a Bachelor’s Degree in Accounting from The People’s University and an MBA in Finance from Hong Kong Chinese University.

Bing Yang

     Mr. Yang has a wide range of experience in research & development, product development and sales and marketing. Most recently, between May 2015 and March 2016, he served as CEO for On-Ramp Service, Inc., a high end life-style cross border online retail platform. From October 2014 to May 2015, Mr. Yang was the CEO of KJT.com, a pioneer of the cross border e-commerce in China based in Shanghai. Prior to KJT, Mr. Yang held various executive level positions throughout his thirty-year career at companies such as Cisco and Convergent Networks, a pioneer in VoIP technologies. He was a General Manager for Cisco Systems (Shanghai) Video Technology Corp. Ltd between June 2011 and October 2014, and managing director Cisco System, R&D Center between February 2008 and October 2014. Mr. Yang earned a Bachelor of Science in Electrical Engineering from the University of Texas at Austin and a Master of Science in Electrical Engineering from the University of New Hampshire.

     For biographical summary of the directors, please see the section above entitled “Proposal No. 1: Election of Directors — Board Nominees.” There are no agreements or understandings for any of our executive officers or directors to resign at the request of another person and no officer or director is acting on behalf of nor will any of them act at the direction of any other person.

Directors are elected for one year terms and until their successors are duly elected and qualified.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

  been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);
  had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;
  been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;
  been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;
  been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or
  been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods.

		Cash		Stock	All Other
		Compensation		Awards	Compensation	Total
Name and Principal Position	Year	($)		($)	($)	($)
Shane McMahon	2015	-		300,000	-	300,000
Vice Chairman	2014	255,000	(1)	275,000	-	530,000
Weicheng Liu	2015	358,265		-	-	358,265
Former Chief Executive Officer (2)	2014	362,486		-	-	362,486
Grace He (Vice President of Finance)	2015	142,500		-	-	142,500
Marc Urbach	2015	57,500		-	410,278	467,778
Former President and Chief Financial Officer (3)	2014	230,000		-	-	230,000

(1)

As of October 1, 2012, in an effort to conserve the Company’s working capital, Mr. McMahon elected to cease collecting salary until such time as the Company has sufficient revenues from operations. The remaining $63,750 due from 2012 and $255,000 due from 2014 will be paid in 2016 to Mr. McMahon pursuant to his employment agreement dated January 31, 2014.

(2)	On January 22, 2016 Mr. Liu was terminated from his position as Chief Executive Officer of the Company.

(3)

On March 30, 2015, Mr. Urbach resigned from his positions as President and Chief Financial Officer of the Company. Total severance payment made to Mr. Urbach for the year ended December 31, 2015 was $410,278. For the three months ended March 30, 2015, total cash and stock compensation paid to Mr. Urbach was $57,500 and nil, respectively.

Employment Agreements

Shane McMahon

     On January 31, 2014, we entered into an employment agreement with our Chairman, Shane McMahon. The agreement was for a term of two years, which would automatically be extended for additional one year terms unless terminated earlier. Mr. McMahon was also eligible to receive a bonus at the sole discretion of our Board of Directors, and is entitled to participate in all of the benefit plans of the Company. In the event that Mr. McMahon was terminated without cause, he would be entitled to eighteen months of severance pay if within the initial two years of the term and twelve months if after the initial two years of the term. The agreement also contains customary restrictive covenants regarding non-competition relating to the pay-per-view business in the PRC, non-solicitation of employees and customers and confidentiality. On January 31, 2016, Mr. McMahon stepped down as Chairman and his employment agreement was terminated on January 31, 2016. Mr. McMahon remains a member of the Board of Directors.

Weicheng Liu

     On January 31, 2014, we entered into an employment agreement with our former Chief Executive Officer, Weicheng Liu. The agreement was for a term of one year, which would automatically be extended for additional one year terms unless terminated earlier by either party. Mr. Liu was also eligible to receive a bonus at the sole discretion of the Board of Directors of the Company, and was entitled to participate in all of the benefit plans of the Company. In the event Mr. Liu was terminated without cause, he would be entitled to eighteen months of severance pay if within the initial two years of the term and twelve months if after the initial two years of the term. The Liu Agreement also contains customary restrictive covenants regarding non-competition relating to the pay-per-view business in the PRC, non-solicitation of employees and customers and confidentiality.

     On January 22, 2016, we terminated the employment of Mr. Liu as Chief Executive Officer of the Company and entered into a separation agreement with him as of such date. This agreement provides for the payment of $405,000, less standard payroll withholdings as applicable, which amount is to be paid in equal installments over a period of 18 months beginning in February 2016. However, payment may be accelerated if, prior to February 28, 2016, Mr. Liu completes all signature and documentation requirements to remove Mr. Liu and his wife from the VIE structure and otherwise assist the Company in restructuring its VIE to the Company’s satisfaction. In such case, the Company will pay 1/3 of the amount as a lump sum, with the remaining 2/3 paid equally over the following 12 months. We also agreed to provide Mr. Liu a one-time lump sum payment of $60,000, earned and accrued but unpaid salary, and 4-week base salary for accrued and earned but unused vacation time, with such amounts to be paid within 5 days following the effective date of the separation agreement. In addition, all outstanding unvested options, warrants or restricted stock previously granted to Mr. Liu became fully vested, and previously granted options and warrants are exercisable for the full term of the option or warrant. Mr. Liu agreed to provide certain transition services to the Company, including implementation of employment decisions, restructuring the ownership and control of the Company’s VIE structure, assistance in renewing certain client relationships, among others. If Mr. Liu is able to renew certain contractual relationships and receive payments thereunder within defined timeframes, Mr. Liu could earn additional sums. Finally, Mr. Liu agreed to certain lock-up restrictions with respect to his shares of Company stock (or other securities) until May 20, 2016, and also agreed that for so long as he is the beneficial owner of more than 5% of the Company’s common stock that he would enter into lock-up or such other agreements as may be reasonably requested by the Company or the managing underwriters or placement agents of any public offering of securities of the Company.

Marc Urbach

     On January 31, 2014, we entered into an employment agreement with our former President and CFO, Marc Urbach. The agreement was for a term of one year, which would automatically be extended for additional one year terms unless terminated earlier. Mr. Urbach was also eligible to receive a bonus at the sole discretion of our Board of Directors, and was entitled to participate in all of the benefit plans of the Company. In the event that Mr. Urbach was terminated without cause, he would be entitled to eighteen months of severance pay if within the initial two years of the term and twelve months if after the initial two years of the term. The agreement also contains customary restrictive covenants regarding non-competition relating to the pay-per-view business in the PRC, non-solicitation of employees and customers and confidentiality. Mr. Urbach did not receive any compensation for service as member of the Company’s Board of Directors.

     On March 30, 2015, we entered into a retention and separation agreement with Mr. Urbach (the “Urbach Separation Agreement”), pursuant to which Mr. Urbach resigned as President and Chief Financial Officer of the Company, and from all other positions he held with respect to the Company, and each of its parents, subsidiaries, affiliates and any of their employee benefit or pension plans, effective March 31, 2015 (the “Termination Date”). Pursuant to the terms of the Urbach Separation Agreement, we also entered into a consulting agreement with Mr. Urbach (the “Urbach Consulting Agreement”), pursuant to which Mr. Urbach provided general business and consulting services to the Company following his resignation to assist in the transitional needs and activities of the Company for a period of six (6) months (the “Consulting Term”). As consideration for his consulting services to the Company during the Consulting Term, the Company paid Mr. Urbach $9,583.50 per month plus 50,000 shares of restricted stock over the course of the Consulting Term (with 8,333 shares of restricted stock to be issued to Mr. Urbach each month of the Consulting Term except for the sixth month when he was issued 8,335 shares of restricted stock). Pursuant to the terms of the Urbach Separation Agreement, and subject to his execution of a general release within 45 days of the Termination Date, in connection with his resignation, Mr. Urbach will receive a severance payment equal to his base salary then in effect ($345,000) for a period of 18 months from the Termination Date, plus an additional payment equal to four weeks base salary on account of vacation time earned but not taken by Mr. Urbach, payable in a lump sum within the later of 10 days after the Termination Date or the date of his delivery of the general release to the Company. Mr. Urbach will also be entitled to receive, at his election, either (i) continued benefits under the Company’s group health and life insurance plans in which he participated prior to the Termination Date for a period of 12 months from the Termination Date or (ii) a lump sum equal to $47,586.12 (representing 80% of the cost to the Company of such coverage), payable to him within 10 days of his delivering his election to the Company. Mr. Urbach will also be entitled to receive all unpaid expenses, earned but unpaid bonuses and earned but unpaid benefits from the Company and its employee benefit plans on or before the Termination Date. In addition, pursuant to the terms of the Urbach Separation Agreement, all outstanding unvested options, warrants or restricted stock previously granted to Mr. Urbach became fully vested on the Termination Date and, with respect to options and warrants, will thereafter be exercisable for the full term of the option or warrant.

     We have not provided retirement benefits (other than a state pension scheme in which all of our employees in China participate) or change of control benefits to our named executive officers.

Outstanding Equity Awards at Year End

The following table sets forth the equity awards outstanding at December 31, 2015.

	Option Awards

	Number of	Number of	Equity incentive
	securities	securities	plan awards:
	underlying	underlying	Number of Securities
	unexercised	unexercised	underlying unexercised	Option
	options (#)	options (#)	unearned options	exercise price
Name	exercisable	unexercisable	(#)	($)

Shane McMahon	166,666	-	-	2.00
	533,333	-	-	3.00
	40,000	-	-	4.50
Weicheng Liu	320,000	-	-	3.75
	40,000	-	-	4.50
Marc Urbach	170,000	-	-	1.65
	293,334	-	-	2.00
	1,333	-	-	75.00
James Cassano	13,333	-	-	2.00
	8,974	-	-	2.91

Compensation of Directors (2015)

     The following table sets forth certain information concerning the compensation paid to our directors for services rendered to us during the fiscal year ended December 31, 2015. Mr. McMahon and Mr. Liu were not compensated for their service as director in 2015.

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)	($)	($)

Xuesong Song	$-	$300,000	$-	$300,000
Arthur Wong (1)	$50,000	$-	$21,272	$71,272
Clifford Higgerson	$16,667	$50,000	$-	$66,667
James Cassano	$16,667	$50,000	$-	$66,667
Jin Shi	$16,667	$50,000	$-	$66,667

(1) Arthur Wong resigned from Company’s board of directors effective as of April 11, 2016.

AUDIT COMMITTEE REPORT

     The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the year ended December 31, 2015. The information contained in this report shall not be deemed “soliciting material” or otherwise considered “filed” with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act or the Exchange Act except to the extent that the Company specifically incorporates such information by reference in such filing.

     The Audit Committee consists of three members: James Cassano, Jin Shi and Jerry Fan with Mr. Cassano acting as Chair. All of the members are independent directors under the NASDAQ and SEC audit committee structure and membership requirements. The Audit Committee has certain duties and powers as described in its written charter adopted by the Board.

     The Audit Committee is responsible primarily for assisting the Board in fulfilling its oversight responsibility of reviewing the financial information that will be provided to shareholders and others, appointing the independent registered public accounting firm, reviewing the services performed by the Company’s independent registered public accounting firm and internal audit department, evaluating the Company’s accounting policies and the Company’s system of internal controls that management and the Board have established, and reviewing significant financial transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements.

     In fulfilling its oversight responsibility of appointing and reviewing the services performed by the Company’s independent registered public accounting firm, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit related services.

     The Company maintains an auditor independence policy that bans its auditors from performing non-financial consulting services, such as information technology consulting and internal audit services. This policy mandates that the Audit Committee approve the audit and non-audit services and related budget in advance, and that the Audit Committee be provided with quarterly reporting on actual spending. This policy also mandates that the Company may not enter into auditor engagements for non-audit services without the express approval of the Audit Committee.

     The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2015 with the Company’s management and KPMG Huazhen LLP, the Company’s independent registered public accounting firm (“KPMG”). The Audit Committee has also discussed with KPMG the matters required to be discussed by Auditing Standards No. 16, Communication with Audit Committees, issued by the Public Company Accounting Oversight Board (United States).

     The Audit Committee also has received and reviewed the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, and has discussed with KPMG its independence from the Company.

Submitted by the Audit Committee of the Board of Directors

James Cassano
Jerry Fan
Jin Shi

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

     We have established procedures for identifying related parties and related party transactions, and for ensuring that any changes in the status of related parties are brought to the attention of the Board and management in a timely manner. For transactions with related parties in the ordinary course of business, such as customer sales, supply purchases, subcontracting or consulting services, we apply the same review and approval process as we would in the context of other commercial agreements. All such transactions with related parties are summarized and provided to our Audit Committee for review. For transactions with related parties outside the ordinary course of business, such as significant capital expenditures, capital raising activities and mergers and acquisitions, the transactions must be approved by our Audit Committee.

     The following includes a summary of transactions since the beginning of the 2014 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under Item entitled “Executive Compensation”). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

     On May 10, 2012, at the Company’s request, our Vice Chairman (and former Chairman), Shane McMahon, made a loan to the Company in the amount of $3,000,000. In consideration for the loan, the Company issued a convertible note to Mr. McMahon in the aggregate principal amount of$3,000,000 with interest rate at 4% annually. Effective on January 31, 2014, the Company and Mr. McMahon entered into an amendment to the McMahon Note pursuant to which the McMahon Note will be, at Mr. McMahon’s option, payable on demand or convertible on demand into shares of Series E Preferred Stock at a conversion price of$1.75, until December 31, 2014. On December 30, 2014, the Company and Mr. McMahon entered into an amendment pursuant to which the McMahon Note will be, at Mr. McMahon’s option, payable on demand or convertible on demand into shares of Series E Preferred Stock at a conversion price of $1.75, until December 31, 2016.

     In March 2015, Zhong Hai Video entered into an agreement with C Media Limited (“C Media”) to provide video content services via C Media’s proprietary railway Wi-Fi service platform. As of December 31, 2015, C Media was a beneficial owner of more than 5% of our capital stock. For the year ended December 31, 2015, total revenue recognized from the agreement with C Media amounted to $182,000. As of December 31, 2015, total accounts receivable due from C Media amounted to $92,000. CMedia is controlled by our director Xuesong Song.

     In December 2015, the Company entered into (i) an Amended and Restated Securities Purchase Agreement, with Beijing Sun Seven Stars Cultural Development Limited (“SSS”) (the “Amended and Restated SSS Purchase Agreement”), (ii) a Revised Content License Agreement effective upon the closing of the share issuance to SSS pursuant to the Amended and Restated SSS Purchase Agreement, with SSS and (iii) an Amended and Restated Share Purchase Agreement, with Tianjin Enternet Network Technology Limited, a PRC Company, an affiliate of SSS. For a description of the terms of these agreements, see Proposal No. 2 of this Proxy Statement. SSS is a beneficial owner of more than 5% of our capital stock and controlled by our Chairman Bruno Wu.

     On April 13, 2016, the Company through its PRC subsidiary Tianjin Sevenstarflix Network Technology Limited (“SSF”), entered into an Game Right Assignment Agreement with SSS, a PRC company and affiliate of the Company, for the acquisition of certain game IP rights (the “Game IP Rights”), for total value of approximately $2.7 million (RMB18 million). SSF then transferred the Game IP Rights to Nanjing Tops Game Co., Ltd. (“Topgame”) as a strategic investment in Topgame, a fast-growing PRC company specialized in the independent development and operation of online, stand-alone and other games as well as the distribution of domestic and overseas games, in exchange for 13% equity ownership in Topgame through a Capital Increase Agreement entered into on April 15, 2016 between SSF, Topgame and Topgame’s shareholders. The Game IP Rights were acquired from SSS at fair value. Due to the related party nature of the transaction, the Company engaged an independent valuation firm to determine the fair value of the Game IP Rights. The transaction was approved by the Company’s Board without directors Bruno Wu and Polly Wang, who did not vote because of their affiliate relationship with SSS.

     Except as set forth in our discussion above, none of our Directors, director nominees or executive officers has been involved in any transactions with us or any of our Directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding beneficial ownership of our common stock as of March 28, 2016 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our named executive officers and directors; and (iii) by all of our executive officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of YOU On Demand Holdings, Inc., 375 Greenwich Street, Suite 516, New York, New York 10013.

				Shares Beneficially Owned (1)
								Combined
								Common Stock,
Name and				Series A Preferred		Series E Preferred		Series A and
Address of		Common Stock (2)		Stock (3)		Stock (4)		and Series E (5)
Beneficial	Office, If		% of		% of		% of
Owner	Any	Shares	Class	Shares	Class	Shares	Class	Votes (2)(3)(4)	Percentage
Directors and
Officers
Bruno Wu	Chairman	6,075,173(13)	19.99%	0	*	0	*	6,075,173	13.8%
Mingcheng Tao	CEO and Director	0	*	0	*	0	*	0	*
Shane McMahon	Vice Chairman	3,064,599(6)	10.4%	0	*	2,924,535(6)	31.7%	4,753,686	10.5%
Grace He	Vice President of Finance	0	*	0	*	0	*	0	*
Weicheng Liu	Former CEO and Director	2,956,454(9)	10.1%	0	*	0	*	2,956,454	6.9%
Marc Urbach	Former President and CFO	539,667(10)	1.8%	0	*	0	*	539,667	1.3%
Xuesong Song	Director	262,965(8)	*	7,000,000(7)	100%	5,923,807(7)	81.7%	13,017,636	30.7%
James Cassano	Director	76,989(11)	*	0	*	0	*	76,989	*
Jin Shi	Director	44,682	*	0	*	0	*	44,682	*
Arthur Wong	Director	30,463(12)	*	0	*	0	*	30,463	*
Jerry Fan	Director	0	*	0	*	0	*	0	*
Polly Wang	Director	0	*	0	*	0	*	0	*
All officers and directors as a group (12 persons named above)		13,050,992	40.8%	7,000,000	100%	8,848,342	95.6%	27,494,750	57.8%
								5% Securities Holders
C Media Limited CN11 Legend Town, No. 1 Ba Li Zhuang Dong Li Chaoyang District, Beijing 100025 China		0	*	7,000,000(7)	100%	5,923,807(7)	81.7%	12,754,671	30.1%
Sun Seven Stars Hong Kong Cultural Development Limited Wing On Centre, 111 Connaught Road Central, 16th Floor, Hong Kong		6,075,173(13)	19.99%	0	*	0	*	6,075,173	13.8%

*Less than 1%.

(1)        Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to our securities. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(2)        A total of 28,861,342 shares of our Common Stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of March 28, 2016.

(3)        Based on 7,000,000 shares of Series A Preferred Stock issued and outstanding as of March 28, 2016, with the holders thereof being entitled to cast ten (10) votes for every share of Common Stock that is issuable upon conversion of a share of Series A Preferred Stock (each share of Series A Preferred Stock is convertible into 0.1333333 shares of Common Stock), or a total of 9,333,330 votes.

(4)        Based on 7,254,997 shares of Series E Preferred Stock issued and outstanding as of March 28, 2016. Each share of Series E Preferred Stock is initially convertible into one share of Common Stock, subject to certain adjustment. The holders of Series E Preferred Stock are entitled to vote on all matters submitted to a vote of the Company’s shareholders and entitled to the number of votes equal to the lesser of (i) the number of whole shares of Common Stock into which such shares of Series E Preferred Stock are convertible at the record date for the determination of shareholders entitled to vote on such matters, and (ii) the number of whole shares of Common Stock issuable based on the conversion price of $3.03, the closing trading price of the Company’s Common Stock as of the end of the trading day immediately preceding the closing date of the financing contemplated by certain Series E Preferred Stock Purchase Agreement by and among the Company, C Media Limited and certain other purchasers, dated January 31, 2015.

(5)        Represents total voting power with respect to all shares of our Common Stock, Series A Preferred Stock and Series E Preferred Stock.

(6)        Includes (i) 2,324,600 shares of Common Stock, (ii) 533,333 shares of Common Stock underlying options exercisable within 60 days at $3.00 per share, (iii) 40,000 shares of Common Stock underlying options exercisable within 60 days at $4.50 per share; and (iv) 166,666 shares of Common Stock underlying options exercisable within 60 days at $2.00 per share. In addition, Mr. McMahon’s Series E Preferred Shares includes 933,333 shares of Series E Preferred Stock and 1,991,202 shares of Series E Preferred Stock, issuable within 60 days, upon conversion of a promissory note which is convertible at any time between January 31, 2015 and December 31, 2016, at a price of $1.75 per share at the option of Mr. McMahon.

(7)        Includes 7,000,000 shares of Series A Preferred Stock and 5,923,807 shares of Series E Preferred Stock directly owned by C Media Limited of which Mr. Song is the Chairman and Chief Executive Officer.

(8)        Includes 262,965 shares of Common Stock held by Chum Capital Group Limited of which Mr. Song is the principal.

(9)        Includes 320,000 shares underlying options exercisable within 60 days at $3.75 per share and 40,000 shares underlying options exercisable within 60 days at $4.50 per share.

(10)      Includes 1,333 shares underlying options exercisable within 60 days at $75.00 per share, 293,334 shares underlying options exercisable within 60 days at $2.00 per share, and 170,000 shares underlying options exercisable within 60 days at $1.65 per share.

(11)      Includes 13,333 shares underlying options exercisable within 60 days at $2.00 per share and 8,974 shares underlying options exercisable within 60 days at $2.91 per share.

(12)      Includes 13,898 shares underlying options exercisable within 60 days at $2.37 per share and 16,565 shares underlying options exercisable within 60 days at $2.12 per share. Arthur Wong resigned from Company’s board of directors effective as of April 11, 2016.

(13)      Includes (i) 4,545,454 shares of Common Stock, (ii) 1,818,182 shares underlying warrants exercisable within 60 days at$2.75 per share, and (iii) 9,208,860 shares of Common Stock issuable within 60 days upon the conversion of a promissory note. Under the terms of the warrants and the promissory note, until receipt of necessary shareholder approvals, the warrant in not exercisable and the promissory note is not convertible to the extent that such conversion would result in the Sun Seven Stars Hong Kong Cultural Development Limited and its affiliates beneficially owning, as determined in accordance with Section 13(d) of the Exchange Act, more than 19.99% of the Company’s outstanding Common Stock. Based on the Schedule 13D/A filed on February 25, 2016, the shares are beneficially owned directly by Sun Seven Stars Hong Kong Cultural Development Limited, a Hong Kong Company (“SSSHKCD”) a wholly-owned subsidiary of Shanghai Sun Seven Stars Cultural Development Limited, a PRC company (“SSSSCD”) a wholly-owned subsidiary of Tianjin Sun Seven Stars Culture Development Limited, a PRC company (“TSSSCD”) a wholly-owned subsidiary of Beijing Sun Seven Stars Culture Development Limited, a PRC company (“SSS”) a directly controlled subsidiary of Tianjin Sun Seven Stars Partnership Management Co., Ltd., a PRC company (“TSSS”). Lan Yang, who is the direct controlling shareholder and the Chairperson of TSSS, is the spouse of the Company’s director Bruno Wu, who serves as the Chairman, Chief Executive Officer and as a director of SSS. Each of SSS, Mr. Wu, TSSS, Mrs. Yang, TSSSCD and SSSSCD shares with SSSHKCD voting and dispositive power over the securities held by SSSHKCD. Each of SSS, Mr. Wu, TSSS, Mrs. Yang, TSSSCD and SSSSCD expressly disclaims beneficial ownership of securities held by any person or entity, except to the extent of their pecuniary interest therein.

Changes in Control

     As a result of the consummation of the transactions contemplated by that certain (i) Amended and Restated Securities Purchase Agreement, dated as of December 21, 2015, by and between the Company and SSS, (ii) Revised Content License Agreement, entered into and effective upon the closing of the share issuance to SSS pursuant to the Amended and Restated SSS Purchase Agreement, by and among the Company and SSS and (iii) the Amended and Restated Share Purchase Agreement, dated as of December 21, 2015, by and among the Company and Tianjin Enternet Network Technology Limited, a PRC Company, an affiliate of SSS, and conditioned upon the shareholder approval sought in Proposal No. 2 above, SSS could beneficially own up to 30,572,497 shares of our common stock, representing 55.7% of our issued and outstanding common stock (or approximately 42.3% of our then issued and outstanding voting capital stock, on a fully converted basis), and could obtain control of our Company.

Securities Authorized for Issuance under Equity Compensation Plans

       The following table includes the information as of December 31, 2015 for each category of our equity compensation plan:

Plan category	Number of securities to be issued upon exercise of outstanding options and rights (a)	Weighted-average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (1)	1,930,906	$2.77	1,997,964
Equity compensation plans not approved by security holders	-	-	-
Total	1,930,906		1,997,964

(1) On December 3, 2010, our Board of Directors approved the YOU On Demand Holdings, Inc. 2010 Equity Incentive Plan, or the Plan, pursuant to which incentive stock options, non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance shares may be granted to employees, directors and consultants of the Company and its subsidiaries. The maximum aggregate number of shares of our common stock that may be issued under the Plan is 4,000,000 shares. The Plan was also approved by our majority shareholders on December 3, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

     Under U.S. securities laws, Directors, certain executive officers and persons holding more than 10% of our common stock must report their initial ownership of the common stock, and any changes in that ownership, to the SEC. The SEC has designated specific due dates for these reports. Based solely on our review of copies of such reports filed with the SEC by and written representations of our Directors and executive officers, we believe that our Directors and executive officers filed the required reports on time during 2015.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR 2017

     Shareholder proposals that are intended to be presented by such shareholders at our 2017 Annual Meeting of Shareholders must be received by our Corporate Secretary at our principal executive offices no later than 120 calendar days in advance of the one year anniversary of the date our proxy statement was released to shareholders in order to be considered for inclusion in the proxy statement and form of proxy/voting instruction card relating to that meeting pursuant to Rule 14a-8 under the Exchange Act. Under the rules of the SEC, shareholders who wish to submit proposals for inclusion in the Proxy Statement for the 2017 Annual Meeting of Shareholders must submit such proposals to YOU On Demand by February 27, 2017.

OTHER MATTERS

     Our Board knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, then the persons named in the enclosed form of proxy will vote the shares they represent in their discretion.

     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers, banks and nominees) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies and intermediaries.

     This year, a number of brokers, banks and nominees with account holders who are our shareholders may be householding our proxy materials. In such circumstances, a single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received by the broker, bank or nominee from one or more of the affected shareholders. We have not initiated householding with respect to the small number of our record holders, because such householding would increase our costs. If, at any time, you would like to receive a separate copy of our proxy statement and annual report, we will promptly send you an additional copy upon written or oral request directed to our Secretary. If you are a beneficial owner, you can request additional copies of the proxy statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2015. If your shares are held in “street name”, you can request a change in your householding status by notifying your broker, bank or nominee.

     To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act or the Exchange Act, the section of this Proxy Statement entitled “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing.

     The final results of the balloting at the Annual Meeting will appear in our Current Report on Form 8-K within four business days of the Annual Meeting.

YOU ON DEMAND HOLDINGS INC
C/O TRANSFER ONLINE, INC.
512 SE SALMON ST
PORTLAND, OR 97214

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the nominees listed in proposals 1 and 1b and FOR proposals 2 and 3.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Bruno Wu 02 Mingcheng Tao 03 Jerry Fan 04 Shane McMahon 05 James Cassano
06 Jin Shi 07 Polly Wang

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000294269_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

The shareholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) Mingcheng Tao and Mei Chen or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of common stock, Series A preferred stock and Series E preferred stock of You On Demand Holdings, Inc. which the shareholder(s) would be entitled to vote on all matters which may come before the Annual Meeting of Shareholders to be held at Grand Millenium Beijing, 7 Dong San Huan Middle Road, Chaoyang District, Beijing 100020, China, or at any adjournment thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified. Shareholders of record at the close of business on May 6, 2016, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

Please complete, sign, date and mail this proxy form in the accompanying envelope as soon as possible even if you intend to be present at the meeting. You may also grant your Proxy via the Internet by following the instructions on below on this Proxy Card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR PROPOSALS 1, 1b, 2 and 3.

Continued and to be signed on reverse side

0000294269_2 R1.0.1.25